Consent of Independent Accountants


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated August 12, 2002, relating to the financial statements and financial highlights of The Korean Investment Fund, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Accountants" and "Financial Statements and Report of Independent Accountants" in such Registration Statement.





PricewaterhouseCoopers LLP


1177 Avenue of the Americas
New York, New York 10036
August 26, 2002